Exhibit 1.3

Pivotal Previews Industry Leading CRM Products from Coast to Coast

Pivotal kicks off major industry event schedule on May 10

FOR IMMEDIATE RELEASE

Vancouver, B.C. — May 10, 2005 — Pivotal Corporation, a leading CRM solution provider for mid-sized enterprises, and a subsidiary of CDC Corporation (NASDAQ: CHINA) today announced its participation at ten major industry events from May to July, 2005. Events span the United States, several lines of business, and multiple verticals including financial services, medical device manufacturing, healthcare insurance and homebuilding.

Events, Cities & Dates:

•	Avoiding the Pitfalls in Selecting CRM Software, Seattle, WA, May 10

•	National Investment Company Services Association (NICSA) Technology Forum 2005, Boston, MA, May 18 & May 19

•	Tower Group 2004 Financial Services Business & Technology Conference, Boston, MA, May 25 – May 27

•	Homebuilder User Group Meeting, Dallas, TX, May 25 & May 26

•	Miller Heiman Chief Sales Officer Summit, Boston, MA, May 25

•	PCBC 2005, San Francisco, CA, May 31 – June 3

•	AHIP Institute 2005, Las Vegas, NV, June 8 – June 10

•	Atlantic Design & Manufacturing Show in conjunction with MD &M East, New York, NY, June 13 – June 15

•	SIA Technology Management Conference, New York, NY, June 21 – June 23

•	6th Annual Sales & Marketing Summit 2005 EAST, Boston, MA, July 17 to July 22

For more information on these events and how to register, visit: http://www.pivotal.com/events/pivotal.asp.

About Pivotal Corporation

Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,800 companies around the world have licensed Pivotal including: Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, AvMed Health Plans, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, business services, mobile applications and internet media. The company has approximately 1,800 employees with operations in

14 countries.

For more information about CDC Corporation, please visit the website http://www.cdccorporation.net.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal software and services to produce meaningful increases in revenue, margins and customer loyalty. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, the risks involved in developing software solutions and integrating them with third-party software and services, and the ability of Microsoft and Pivotal to maintain and build their relationships as Pivotal enhances its products. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Contact

Leslie Castellani	Craig Clark
Tel: 604-699-8151	Tel: 604-699-8536
Email: lcastellani@pivotal.com	Email: cclark@pivotal.com

Copyright Information

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.